Exhibit 99.1

August 1, 2013

PDC Energy Announces 2013 Second Quarter Results; Production from Continuing Operations up 34%; Production Mix 54% Liquids; Wattenberg Production Increased 40%

DENVER, August 1, 2013: PDC Energy, Inc. (“PDC” or the “Company”) (NASDAQ: PDCE) today reported its 2013 second quarter financial and operating results from continuing operations.

Second Quarter 2013 Highlights:

•	Net Income of $20 million

•	Production up 34% from Q2 2012 to 18,100 barrels of oil equivalent per day (“Boe/d”)

•	Closed sale of non-core Colorado natural gas assets; net proceeds of ~$178 million

•	Product mix of 54% liquids

•	Wattenberg production and liquids increased 40% from Q2 2012

•	Third horizontal rig began drilling in Wattenberg

•	TD’d the Garvin & Neill wells in southern Utica (Washington County); completions expected in August

James Trimble, Chief Executive Officer and President, commented, “We had a very solid second quarter for 2013 with production levels consistent with our forecast, which anticipated high line-pressures in the Wattenberg Field. Through the first six months of the year, we exceeded our production forecast. Drilling in all three basins is progressing well and we are on pace for a strong production increase in the second half of the year. We expect initial production from our Washington County Utica Shale wells and down-spaced Wattenberg Field drilling to occur late in the third quarter of this year.”

Second Quarter 2013 Results

Net income for the second quarter of 2013 was $20 million, or $0.64 per diluted share, compared to net income of $12 million, or $0.46 per diluted share, in the second quarter of 2012. Adjusted net income, a non-GAAP financial measure defined below, was $7 million for the second quarter of 2013 compared to an adjusted net loss of $2 million for the same 2012 period. Net cash used in operating activities was $2 million for the second quarter of 2013, compared to net cash from operating activities of $25 million for the same 2012 period. Adjusted cash flows from operations, a non-GAAP financial measure that excludes changes in assets and liabilities, were $46 million for the second quarter of 2013, compared to $30 million in the same 2012 period.

Production for the second quarter of 2013 increased 34% to 18,100 Boe/d, from 13,500 Boe/d in the second quarter of last year. The increase in production, which was achieved despite ongoing midstream constraints in the Wattenberg Field, was primarily due to continued successful horizontal drilling and a 2012 asset acquisition in the Wattenberg Field.

Crude oil, natural gas and NGLs sales revenues were $78 million compared to $51 million in the second quarter of 2012. The average realized sales price was $47.10 per Boe for the second quarter of this year, compared to $41.73 per Boe for the second quarter of 2012, in each case excluding net realized gains on derivatives.

Commodity price risk management activities for the second quarter of 2013 resulted in a net gain of $25 million. The gain was comprised of a $4 million net realized gain and a $21 million net unrealized gain. Unrealized gains in the second quarter of 2013 were primarily the result of a downward shift in the crude oil and natural gas forward curve.

Production costs, which include lease operating expenses (“LOE”), production taxes, costs of well operations, overhead, and other production expenses were $16 million, or $9.83 per Boe, for the second quarter of 2013 compared to $12 million, or $10.06 per Boe, for the second quarter of last year. Lease operating expenses on a per Boe basis for the second quarter of 2013 decreased 11% to $4.97 per Boe, compared to $5.58 per Boe for the second quarter of last year. The per Boe decreases in both production costs and LOE were primarily due to the increase in second quarter 2013 production volumes.

General and administrative (“G&A”) expense for the second quarter of 2013 increased primarily due to an increase in stock-based compensation, and payroll and employee benefits offset partially by a decrease in professional, consulting and legal costs. On a per Boe basis, G&A decreased 18% to $9.58 for the quarter, compared to $11.69 per Boe for the second quarter of 2012.

Depreciation, depletion and amortization (“DD&A”) expense related to crude oil and natural gas properties was $27 million, or $16.14 per Boe, in the second quarter of 2013, compared to $23 million, or $18.45 per Boe, in the second quarter of last year. Per unit DD&A expense in 2013 decreased due to an increase in production during the year and lower weighted-average DD&A rates.

Interest expense for the second quarter of 2013 was $13 million compared to $10 million for the second quarter of 2012. The $3 million increase in interest expense resulted from the October 2012 issuance of $500 million of 7.75% senior notes due 2022, the proceeds of which were used to redeem the $203 million of then-outstanding 12% senior notes due in 2018 and to reduce borrowings under the Company’s revolving credit facility.

In May 2013, the Company entered into a third amended and restated credit agreement with its current group of lenders and the Company’s borrowing base of $450 million was reaffirmed following the divestiture of the Company’s non-core Colorado assets. The Company’s available consolidated liquidity position as of June 30, 2013 was $479 million, compared to $399 million as of December 31, 2012. As of June 30, 2013, PDC had zero drawn and an undrawn letter of credit of $18.7 million outstanding on its $450 million revolving credit facility.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Lease operating expenses	$8.2	$6.9	$15.6	$13.8
Production taxes	5.3	3.7	10.7	8.2
Cost of well operations, overhead and other production expenses	2.7	1.8	5.7	3.3

Total production costs	$16.2	$12.4	$32.0	$25.3

Total production costs per Boe	$9.83	$10.06	$9.67	$9.55

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and six months ended June 30, 2013 and 2012, excluding realized derivative gains or losses:

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Percent	2013	2012	Percent
Crude oil (MBbls)
Western—Wattenberg Field	605.5	439.7	37.7%	1,256.2	981.0	28.1%
Eastern—Appalachian Basin	12.2	2.6	*	29.8	5.7	*

Total	617.7	442.3	39.7%	1,286.0	986.7	30.3%

Weighted-Average Sales Price	$87.32	$87.97	(0.7)%	$87.13	$90.67	(3.9)%
Natural gas (MMcf)
Western—Wattenberg Field	2,916.2	2,116.3	37.8%	5,891.7	4,514.7	30.5%
Eastern—Appalachian Basin	1,595.3	1,462.7	9.1%	3,169.6	2,948.8	7.5%

Total	4,511.5	3,579.0	26.1%	9,061.3	7,463.5	21.4%

Weighted-Average Sales Price	$3.79	$2.05	84.9%	$3.44	$2.33	47.6%
NGLs (MBbls)
Western—Wattenberg Field	275.2	191.6	43.6%	513.5	418.8	22.6%
Eastern—Appalachian Basin	1.3	—	*	1.3	—	*

Total	276.5	191.6	44.3%	514.8	418.8	22.9%

Weighted-Average Sales Price	$23.55	$26.65	(11.6)%	$26.76	$27.39	(2.3)%
Crude oil equivalent (MBoe)
Western—Wattenberg Field	1,366.7	984.0	38.9%	2,751.7	2,152.2	27.9%
Eastern—Appalachian Basin	279.4	246.4	13.4%	559.4	497.2	12.5%

Total	1,646.1	1,230.4	33.8%	3,311.1	2,649.4	25.0%

Weighted-Average Sales Price	$47.10	$41.73	12.9%	$47.41	$44.65	6.2%

*	Percentage change is not meaningful or equal to or greater than 300%.

Commodity Price Risk Management Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a series of floors, collars, fixed price and basis swaps on a portion of its expected natural gas and crude oil production. A complete listing of the Company’s derivative positions as of June 30, 2013 is included in the Company’s Quarterly Report on Form 10-Q, available at the Company’s website at www.pdce.com.

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Non-GAAP Financial Measures

PDC uses “adjusted cash flows from operations,” “adjusted net income (loss),” and “adjusted EBITDA,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management’s Discussion and Analysis of Financial Condition and Results of Operation—Reconciliation of Non-U.S. GAAP Financial Measures in PDC’s Annual Report on Form 10-K for the year ended December 31, 2012, and other subsequent filings with the SEC for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted cash flows from operations:
Net cash from operating activities	$(2.2)	$25.4	$42.0	$69.7
Changes in assets and liabilities	48.6	4.1	56.7	9.5

Adjusted cash flows from operations	$46.4	$29.5	$98.7	$79.2

Adjusted Net Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted net income (loss):
Net income (loss)	$19.9	$12.3	$(19.5)	$28.1
Unrealized (gain) loss on derivatives, net	(20.8)	(22.6)	9.9	(24.1)
Tax effect of above adjustments	7.9	8.6	(3.8)	9.2

Adjusted net income (loss)	$7.0	$(1.7)	$(13.4)	$13.2

Weighted-average diluted shares outstanding	31.0	26.7	30.3	25.3

Adjusted diluted net income (loss) per share	$0.23	$(0.06)	$(0.44)	$0.52

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Adjusted EBITDA
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss) to adjusted EBITDA:
Net income (loss)	$19.9	$12.3	$(19.5)	$28.1
Unrealized (gain) loss on derivatives, net	(20.8)	(22.6)	9.9	(24.1)
Interest expense, net	13.1	10.1	26.4	20.5
Income tax provision	11.4	6.1	(10.0)	15.6
Impairment of crude oil and natural gas properties	1.5	0.3	48.0	1.0
Depreciation, depletion and amortization	27.8	34.5	58.0	74.3
Accretion of asset retirement obligations	1.2	0.8	2.5	1.6

Adjusted EBITDA	$54.1	$41.5	$115.3	$117.0

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$(2.2)	$25.4	$42.0	$69.7
Interest expense, net	13.1	10.1	26.4	20.5
Exploratory dry hole costs	(0.1)	(0.4)	(0.1)	(0.4)
Stock-based compensation	(4.4)	(2.0)	(7.0)	(3.9)
Amortization of debt discount and issuance costs	(1.7)	(1.9)	(3.4)	(3.5)
Gain on sale of properties and equipment	(1.1)	1.8	(1.0)	22.3
Other	1.9	4.4	1.7	2.8
Changes in assets and liabilities	48.6	4.1	56.7	9.5

Adjusted EBITDA	$54.1	$41.5	$115.3	$117.0

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PDC ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Crude oil, Natural gas and NGLs sales	$77,537	$51,342	$156,976	$118,297
Sales from natural gas marketing	18,079	8,613	31,749	19,994
Commodity price risk management gain, net	24,724	38,729	2,369	50,230
Well operations, pipeline income and other	965	1,056	2,037	2,225

Total revenues	121,305	99,740	193,131	190,746

Costs, expenses and other:
Production costs	16,176	12,373	32,034	25,309
Cost of natural gas marketing	18,065	8,490	31,801	19,581
Exploration expense	1,437	2,374	3,126	4,246
Impairment of crude oil and natural gas properties	1,502	356	47,961	944
General and administrative expense	15,783	14,378	30,898	29,086
Depreciation, depletion and amortization	27,800	23,839	55,749	51,751
Accretion of asset retirement obligations	1,172	732	2,320	1,459
Gain on sale of properties and equipment	(9)	(2,246)	(47)	(2,400)

Total costs, expenses and other	81,926	60,296	203,842	129,976

Income (loss) from operations	39,379	39,444	(10,711)	60,770
Interest expense	(13,089)	(10,053)	(26,446)	(20,497)
Interest income	3	—	3	2

Income (loss) from continuing operations before income taxes	26,293	29,391	(37,154)	40,275
Provision for income taxes	(9,791)	(10,213)	12,701	(14,333)

Income (loss) from continuing operations	16,502	19,178	(24,453)	25,942
Income (loss) from discontinued operations, net of tax	3,416	(6,907)	4,953	2,164

Net income (loss)	$19,918	$12,271	$(19,500)	$28,106

Earnings per share:
Basic
Income (loss) from continuing operations	$0.55	$0.72	$(0.80)	$1.03
Income (loss) from discontinued operations	0.11	(0.26)	0.16	0.09

Net income (loss)	$0.66	$0.46	$(0.64)	$1.12

Diluted
Income (loss) from continuing operations	$0.53	$0.72	$(0.80)	$1.03
Income (loss) from discontinued operations	0.11	(0.26)	0.16	0.08

Net income (loss)	$0.64	$0.46	$(0.64)	$1.11

Weighted-average common shares outstanding:
Basic	30,332	26,597	30,301	25,103

Diluted	31,014	26,728	30,301	25,268

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2013 Second Quarter Teleconference and Webcast

PDC plans to host a conference call with investors to discuss 2013 second quarter results. The Company invites you to join James Trimble, Chief Executive Officer and President; Barton Brookman, Executive Vice President and Chief Operating Officer; Gysle Shellum, Chief Financial Officer; and Lance Lauck, Senior Vice President – Corporate Development, for a conference call on Thursday, August 1, 2013, for a discussion of its results. The related slide presentation will also be available on PDC’s website at www.pdce.com.

Conference Call and Webcast:

Date/Time: Thursday, August 1, 2013, 11:00 a.m. ET

Webcast available at: www.pdce.com

Domestic (toll free): 877-312-5520

International: 253-237-1142

Conference ID: 87840390

Replay Numbers:

Domestic (toll free): 855-859-2056

International: 404-537-3406

Conference ID: 87840390

The replay of the call will be available for six months on PDC’s website at www.pdce.com.

Upcoming Investor Presentations

PDC management is currently scheduled to present at the EnerCom Oil and Gas Conference in Denver, Colorado on Tuesday, August 13, 2013, at 3:10pm MT, and at the Barclay’s CEO Energy-Power Conference in New York, New York on Thursday, September 12, 2013, at 2:25pm ET. Please see the PDC’s website at www.pdce.com for full details. The related slide presentations are expected to be available on the Company’s website immediately prior to the events.

About PDC Energy, Inc.

PDC Energy is a domestic independent energy company engaged in the exploration, development and production of crude oil, NGLs and natural gas. Its operations are focused primarily in the liquid-rich Wattenberg Field of Colorado, including the horizontal Niobrara and Codell plays, the Utica Shale in Ohio and the Marcellus Shale in West Virginia. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding future production and drilling opportunities and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, demand and commodity prices for natural gas, oil and NGLs;

•

the availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport PDC’s production, particularly in the Wattenberg Field and Utica Shale; the impact of these facilities and infrastructure on price and possible impediments to anticipated increases in midstream capacity;

•	changes in estimates of proved reserves;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility or other adverse changes to the Company’s liquidity;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws and the timely receipt of permits under those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•	potential obstacles to completing proposed transactions in a timely manner or at all, and purchase price or other adjustments relating to those transactions that may be unfavorable to PDC;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2012 Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) on February 27, 2013, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves are subject to significantly greater risk of not being produced than proved reserves. Initial and test results from a well are not necessarily indicative of the well’s long-term performance.

CONTACTS:	Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Marti Dowling
Manager Investor Relations
303-831-3926
marti.dowling@pdce.com

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